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J.P. Morgan & Co. Incorporated                                          JPMORGAN
60 Wall Street, New York, NY 10260
NYSE symbol: JPM
www.jpmorgan.com

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News release: Immediate                                           April 26, 2000



             J.P. Morgan Launches Global Credit Risk Trading Website


         Building upon the firm's leadership position in credit derivatives, J.P. Morgan (NYSE: JPM) today launched www.morgancredit.com. The site is the first to offer live two-way (bid and offer) credit derivative prices on hundreds of North American, European and Asian credits and the ability to trade these over telephone links to trading desks. In addition, the site will create the first transparent forward curve for credit risk by featuring two-way prices for three-, five-, seven- and ten-year maturities.

         This landmark initiative transforms the previously highly negotiated and information-deprived credit derivative market by providing liquidity and transparency on a 24-hour, real-time basis. The site also provides previously unavailable data on spot and historical credit swap spreads for individual credits, as well as credits sorted by industry and geography. Market commentary is updated by the firm's local credit derivative teams in London, Tokyo and New York, and there is a library of pertinent research, educational and reference material.

          "The internet provides gives us an extraordinary tool to promote liquidity and transparency in global credit markets," said Blythe Masters, Managing Director and Head of North American Structured Finance and Global Credit Derivatives Marketing. "This benefits dealers and end-users equally and is our primary and permanent objective."

         The site maintains an advantage over broker sites. Because J.P. Morgan is acting as principal, it eliminates the intermediary step of matching client trades, protecting client anonymity and significantly reducing the time to close a transaction.

         During the recent pre-launch pilot period, several transactions were initiated from the site's live pricing screen with clients from across Europe and the U.S.

         "The pilot was a great success," said Karin Norman, Vice President and Global Head of Structured Finance e-Commerce. "Committing to provide live prices will give the credit derivatives market new legitimacy. Pilot clients were thrilled with the speed and ease with which they were able to agree and document these transactions."

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Press contacts
J.P. Morgan
Kristin Lemkau                        Eileen Darko                                Peter McKillop
New York                              London                                      Tokyo
(212) 648-9583                        44-171-325-5755                             81-3-5573-1224
lemkau_kristin@jpmorgan.com           darko_eileen@jpmorgan.com                   mckillop_peter@jpmorgan.com
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J.P. Morgan & Co. Incorporated
News Release


          "Orbit is a revolutionary source of information, both actual and historic, in the credit derivatives market," said Reiner Gesellmann, Head of Credit Trading at Bayerische Landesbank, Munich. "It will contribute tremendously to the liquidity of the market. I see it as an indispensable tool for end-users of credit derivatives, equally important for traders and investors."

         J.P. Morgan has been a pioneer in the credit derivatives market and is a recognized market leader. In 1999, the bank was awarded Best Overall Credit Derivative's House by Institutional Investor magazine, Best Credit Derivatives Dealer by Derivatives Strategy Magazine, Best Credit Derivatives Pricing House by Euromoney magazine and ranked first overall in the readership's Credit Derivatives Awards by Risk magazine. The credit derivative-based synthetic securitization product they created known as BISTRO was awarded 1998 Breakthrough Structured Finance Deal of the Year by Investment Dealer's Digest and IFR magazine voted J.P. Morgan Credit Derivative House of the Year in 1998.

         The global credit derivatives market currently has an estimated outstanding notional amount of $1 trillion. J.P. Morgan has over 150 specialists working in its worldwide credit derivatives business. According to statistics published by the Office of the Comptroller of the Currency, in Q4, 1999, J.P. Morgan had an approximately 50% share of the $342 billion in outstanding notional amount held by reporting banks (U.S. domestic commercial banks and branches of foreign commercial banks in North America).

         J.P. Morgan is a leading global firm that meets critical financial needs for business, governments, and individuals around the world. We advise on corporate strategy and structure, raise capital, make markets in financial instruments, and manage investment assets. More information about J.P. Morgan can be found at http://www.jpmorgan.com/.